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                                                                    EXHIBIT 10.7

                        GEN-NET LEASE INCOME TRUST, INC.
                          Letter of Intent to Purchase

                                                                November 4, 2003

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OFFEROR:           Gen-Net Lease Income Trust, Inc. or
                   Assigns (Gen-Net)

Prospective Title
Holder

Contact Name:      Gregg S. Barton                        Title: Vice President
Company:           Genesis Financial Group, Inc.
Address:           2401 West River Road, 1st Floor
City:              Grosse Ile                             State: Michigan  Zip: 48138

E-Mail:            GBARTON@GENNET.BIZ

Phone:             1-800-546-2630                         Fax: 1-734-671-7883

OWNER              Riverdale FDA LLC (Owner)

Current Fee Title
Holder

Contact Name:      T. Michael Scott                       Title:
Company:           Riverdale FDA LLC
Address:           560 Herndon Parkway, Suite 210
City:              Herndon                                State: Virginia Zip: 20170

E-Mail:            tmscott@cambridgeus.com

Phone:             703-709-8866, ext. 612                 Fax: 703-709-0638

PROPERTY:          FDA College Park, Maryland (Property)

Address:
City:              College Park                           State: Maryland   Zip:
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Brief Legal:
Consisting of:     The proposed facility will be approximately 81,700 square
                   foot contained in a 3 story building situated on 4.38 acres in College Park, Maryland in Prince George's County. The site is located in a suburban office park and is adjacent to the College Park Metro Station. The site is zoned MXT and is part of the College Park TDOZ. The project is designed to comply with the TDOZ guidelines. Parking for 160 cars will be provided. The soil conditions will support the structure utilizing normal construction methods.


                   The building is a steel structure that is clad with a combination of brick and curtain wall. The structure will bear on spread footings. The first floor structure will be 15' floor-to-floor height to accommodate laboratory use and the second and third floors will have



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                   13'4" floor-to-floor heights. The roof will be standard grade
                   EPDM. The window system will be a combination of strip and punched windows, creating an interesting facade as required in the TDOZ. There will be one or two dock-high loading areas in the rear of the building.


                   The core of the building will be completely fitted out. Two elevators will be included in the project. Air conditioning and lighting will be provided for the area that is leased by the FDA. The balance of the rental area will be shell only. Roof-top equipment will be fully screened.


                   Attached as Exhibit A is a project description which by this reference incorporated herein.

TENANT:            General Services Administration, United States of America

Occupant:          Food and Drug Administration

Rental and Terms:  FDA Lease - Not less than ten years firm; Rental
                   Rate - See Attached Income Summary and FDA-MD 10 Year APOD, by this reference incorporated herein.

Dear Mr. Scott:

This letter of Intent sets forth the mutual intent of the parties regarding the sale by Owner and the purchase by Gen-Net or an approved affiliate of that real property and the existing improvements located thereof (including all personal property of Owner located thereon and used in the operating thereof and all parts and replacements inventories, if any) described above ("Property") pursuant to the purchase price and other terms as outlined herein.

1. AGREEMENT: Subject to the provision of Section 12, on or prior to November 28, 2003, a mutually satisfactory agreement for purchase and sale of the Property ("Agreement") shall be executed between Gen-Net and Owner setting forth inter alia the terms and conditions contained herein below and any other matters necessary for the consummation of the contemplated transaction in accordance with the intent expressed in this Letter of Intent. Buyer shall deliver to seller a first draft of the Agreement as set forth below.

2. PURCHASE PRICE:

      A. The total purchase price of the Property will be Twenty-Three Million Five Hundred Thousand and No/100 Dollars ($23,500,000.00) ("Purchase Price"), which shall be payable as set forth below at closing, adjusted for deposits, charges, credits and prorates made pursuant to the Agreement, including Section 2C herein. The Purchase Price contemplates Gen-Net assuming the existing American National Insurance Company loan as evidenced by a promissory note in the original principal amount of Sixteen Million Six Hundred Fifty Thousand Five Hundred and No/100 Dollars ($16,650,500.00), dated as of December 12, 2002. The balance of the Purchase Price, after deducting the principal amount of the loan outstanding as of




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the closing date which is being assumed by Gen-Net, shall be paid to Owner, in cash at closing. All loan assumption fees, transfer fees and the like and all of lender's fees and expenses incurred in connection with such assumption shall be paid by Gen-Net.

      B. Notwithstanding the foregoing, in the event, at Closing, the 14,917 rentable square feet (13,101 usable square feet) of spec space (the "Spec Space") is not leased, Gen-Net shall pay Owner the purchase price as follows:

      (i) Twenty One Million One Hundred Thousand and No/100 Dollars ($21,100,000.00) shall be payable to Owner at Closing represented by (a) an assumption of the then outstanding principal balance of the Loan (the "Assumed Principal Balance") and (b) the excess between the Twenty One Million One Hundred Thousand and No/100 Dollars ($21,100,000.00) and the Assumed Principal Balance being paid to Owner in cash; and

      (ii) Two Million Four Hundred Thousand and No/100 Dollars ($2,400,000.00), subject to the adjustment in Section 2C, below, shall be payable to Owner in cash at such time as the Spec Space is leased and the lease commences on the Spec Space. Seller shall use its reasonable efforts to lease the Spec Space. Seller shall be responsible for the cost of the initial tenant improvements on the Spec Space and leasing commissions associated with the initial leasing of the Spec Space. Gen-Net shall advance such amounts, which amounts shall reduce the amount to be paid to Owner under the terms of this Section 2(ii).

      C. The Purchase Price represents an in-going, capitalization rate (Capitalization Rate) of Eight and 50/100th percent (8.50%) on projected first year Net Operating Income (NOI) after reserves of $.10 per square foot. The Purchase Price shall be adjusted in the Agreement after the Spec Space is leased to reflect a Capitalization Rate of Eight and 50/100th percent (8.50%) on NOI after the above-noted $.10 per square foot reserves. The foregoing adjustment shall apply, without duplication, only to Sections 2(A) and 2(B)(ii), above.

      D. Prior to Closing, Owner will forward to Gen-Net copies of any lease proposals relating to the Spec Space. During the Inspection Period, Gen-Net shall have no right to approve any proposed lease relating to the Spec Space. Subsequent to the Inspection Period, Gen-Net will have the right, in its sole discretion, to approve any proposed lease relating to the Spec Space.

3. DEPOSIT: At the time of the execution of the Agreement by Gen-Net, Gen-Net shall deposit the amount of One Hundred Thousand and No/100 dollars ($100,000.00) ("Deposit") in an escrow account with a yet to be determined escrow company ("Escrow Company") mutually acceptable to Gen-Net and Owner. Within 10 days of the conclusion of the Inspection Period if Gen-Net does not elect to terminate the Agreement, Gen-Net shall increase the deposit to Five Hundred Thousand and No/100 Dollars ($500,000.00). Should Gen-Net default under the terms of the Agreement, the Deposit, as well as all interest accrued thereon if any, shall be surrendered to Owner as total liquidated damages and Owner's sole remedy (exclusive of liability under any indemnities of Gen-Net which survive a termination of the Agreement). Should the transaction fail to close for any reason other than Gen-Net's default, the Deposit, as well as all interest accrued thereon, shall be returned to Gen-Net.



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4. TITLE INSURANCE: Gen-Net shall obtain a commitment for insurance under an
Owner's Extended Coverage Policy of Title Insurance (ALTA form) issued by the Escrow Company.

The Escrow Company after the effective date of thee Agreement will commit to insure that provided the premium is paid, all Schedule B, Section 1 requirements are met, the Special Warranty Deed is recorded and any other requirements under the Agreement are satisfied, fee simple title will vest in Gen-Net at closing subject to standard ALTA title policy printed exceptions (Schedule B, Section 2. Exceptions) and such other exceptions as will not interfere with the contemplated use, leasing, financing or resale of the Property. The cost of the title insurance policy shall be paid for by Gen-Net. Owner shall convey by Special Warranty Deed to Gen-Net good and indefeasible fee simple title to the Property, subject only to the encumbrances, easements, right-of-ways and other exceptions to title as shall be approved by Gen-Net during the Inspection Period.

5. INSPECTION PERIOD: Gen-Net shall have a period not to exceed forty-five (45) days from the date of execution of this Letter of Intent ("Inspection Period") to review or to conduct (at Gen-Net's expense) all those inspections, tests, surveys, examinations and other studies (collective, the "Test") which Gen-Net may desire to conduct, with the purpose of satisfying itself in its sole and absolute discretion that the Property and the lease(s) thereon are acceptable and satisfactory to Gen-Net, that the Property is suitable for Gen-Net's purposes and that the Property meets or exceeds all underwriting, legal and regulatory standards and requirements of Gen-Net, provided that (i) such Tests are non-invasive, (ii) at least forty-eight (48) hours advance written notice is given to Owner of the entrance onto the Property and conducting of any Tests,
(iii) such Tests conducted subject to rights of Tenants, (iv) insurance acceptable to Owner is carried by Gen-Net and its agents, (v) such Tests are conducted during normal business hours, (vi) an indemnity acceptable to Owner is provided by Gen-Net and (vii) Gen-Net delivers a copy of all Tests to Owner.

Within three (3) days after the final execution of the Agreement, Owner shall provide to Gen-Net without representation, financial statements, contracts for services, leases (a copy of the fully executed lease, lease memorandum and all amendments), construction and development documents, warranties, surveys, environmental reports or studies, permits and certifications for occupancy provided same is in its possession and material to the status or condition of the Property to facilitate Gen-Net in conducting its due diligence activities during the Inspection Period (collectively, the "Material"), excluding any proprietary or confidential material. Gen-Net shall obtain, at Gen-Net's cost, an ALTA/ACSM Land Title Survey of the Property no later than thirty (30) days prior to the conclusion of the Inspection Period, said survey to be dated no later than ninety (90) days prior to closing.

This Inspection Period may be extended by Gen-Net, solely for purposes of delaying the Closing referenced in Paragraph 7 below, for an additional twenty
(20) business days upon delivery to Owner prior to the conclusion of this Inspection Period written notice of Gen-Net's intent to extend the Inspection Period increasing the Earnest Money to Five Hundred Thousand and No/100 Dollars ($500,000.00) and declaring the Deposit provided for herein as non-refundable, subject only to Owner possessing insurable, marketable fee title.



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6. TERMINATION OF AGREEMENT BY GEN-NET LEASE INCOME TRUST, INC.: In the event that Gen-Net is unable to satisfy itself with respect to its investigations and the suitability of the Property within the forty-five (45) day Inspection Period referenced in Paragraph 5 above (but expressly not including the extended period provided for above), Gen-Net shall have the right to terminate the Agreement without penalty or liability other than with respect to indemnities which survive a termination and the Deposit, together with interest accrued thereon, if any, shall be returned to Gen-Net.

7. CLOSING: Closing will occur on the later of thirty (30) days after the end of the Inspection Period or on the first business day following the 15th day after the commencement of the lease of a portion of the Property to the United States of America under FDA Lease subject to the satisfaction of conditions precedent as set forth herein. If the Closing Date has not occurred by March 31, 2005, either Owner or Gen-Net may terminate the Agreement.

8. CLOSING COSTS: At the closing, Gen-Net shall pay (i) the cost of any mortgagee's title insurance commitment and policy, (ii) survey update, if any,
(iii) those costs described in Section 2, above, (iv) all due diligence costs and expenses, and (v) the cost of the Owner's title insurance. Owner shall pay recording costs on corrective title instruments and releases. Gen-Net and Owner shall evenly split the cost of the escrow closing and transfer and recordation taxes. Each party shall pay its own attorneys' fees.

9. STANDSTILL AGREEMENT: The purpose of a standstill agreement is to give Gen-Net and Owner some protection against his or her investment in time and expenses necessary to perform all tasks related to completing the Agreement above referenced such as attorneys or accountants fees, appraisal fees, title searches, among other costs.

For and in consideration of the time and expenses to be invested by the parties until thirty (30) days after the execution of this Letter of Intent (the "Standstill Period"), the Owner agrees not to seek or engage in negotiations with additional potential buyers for the assets covered by the Letter of Intent other than Gen-Net. This agreement is binding upon the parties and shall survive the Standstill Period and the termination hereof. Notwithstanding the foregoing, assuming the Agreement is executed, after the Standstill Period, Owner shall be entitled to execute "back-up" purchase and sale agreements on the Property subject to the Agreement.

10. BROKERAGE: Owner and Gen-Net agree that no brokerage fee is due to any third party in connection with the contemplated transaction, and agree that neither party will pay a brokerage commission or finder's fee to any third party under the Agreement, except a fee not to exceed one percent (1.0%) of the gross Purchase Price to CB Richard Ellis and one percent (1%) of the gross Purchase Price to Cambridge Property Group, L.P. ("Broker(s)") which will be paid by Owner if and only if the transaction contemplated herein actually closes. Brokers shall certify as to the aggregate amount of fees received from all parties. Gen-Net and Owner further agree to hold harmless and defend one another under the Agreement against all costs and claims for broker's commissions or finder's fees made by any other person other than Broker in connection with the contemplated transaction.

11. CONDITIONS PRECEDENT: An Agreement may be executed on behalf of Gen-Net only by its Chairman or its President and shall be subject to the following conditions precedent:



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      i.    Approval of the acquisition by the Board of Directors of Gen-Net, such approval and the notice thereof to be forthcoming in written form prior to the conclusion of the Inspection Period. Should the Board of Directors not approve the acquisition prior to the conclusion of the Inspection Period, Gen-Net shall have the right to terminate the Agreement without penalty or liability and the Deposit, together with interest accrued thereon, if any, shall be returned to Gen-Net. If Gen-Net fails to terminate the Agreement prior to the conclusion of the Inspection Period, Gen-Net shall be deemed to conclusively represent that it has obtained the requisite approval.

      ii. Delivery of Gen-Net of the following documents and records that are reasonably required and necessary for Gen-Net to meet its disclosure obligations as a public company (i) a Letter of Representation in the form of Exhibit A attached hereto and (ii) financial information on the Property for as long as owned or operated by the Owner sufficient for Gen-Net's auditors, at its expense, to be able to prepare AICPA standard audited financial statements, provided that Gen-Net shall promptly notify the Owner in writing prior to the expiration of the Inspection Period of any shortcoming in said reasonably required materials and provided further that the Owner shall not be required to produce any materials that do not already exist; should the financial records prove to be not auditable under the reasonable application of AICPA Standards and Owner fails to furnish the appropriate material, Gen-Net shall have the right during the Inspection Period to terminate the Agreement without penalty or liability and the Deposit, together with interest accrued thereon, if any, shall be returned to Gen-Net.

      iii. Owner Shall deliver to Gen-Net at closing a lease status letter from Tenant; and,

      iv. Further conditioned upon substantial completion of the improvements leased to the GSA, issuance of an Occupancy Permit or equivalent for the space to be occupied by the FDA and acceptance of premises and commencement of the lease by the GSA.

12. EXCLUSIVITY: With the exception of Section 9, it is understood that neither Gen-Net nor Owner shall incur any liability or obligation by reason of this Letter of Intent and neither party shall be obligated to the other until the Agreement is executed. Either party may withdraw from negotiations at any time for any reason, or no reason at all, prior to the execution of the Agreement by delivering written notice of such withdrawal to the other party.

13. CONFIDENTIALITY: Unless Owner specifically and expressly otherwise agrees in writing, Gen-Net agrees that all information regarding the Property of whatsoever nature made available to it by Owner or Owner's agents or representatives (collectively, the "Proprietary Information") is confidential and shall not be disclosed to any other person except those assisting Gen-Net with the transaction or Gen-Net's investors, and then only upon Offeror making such person aware of the confidentiality restriction and procuring such person's agreement to be bound thereby. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Gen-Net agrees to return to Owner, or cause to be returned to Owner, all Proprietary Information. Further, Offeror agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is



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consummated, in connection with the operation of the Property post-closing.
Notwithstanding any other term of this Letter of Intent, the provisions of this paragraph shall survive closing or the termination of this Letter of Intent. If the Agreement is not executed by Offeror and Owner on or before November 10, 2003, all of the Proprietary Information shall be returned promptly by Offeror to Owner.

The purpose of this letter is to reach an understanding on the general terms of a proposed agreement before expending the time and cost of preparing such an agreement. It is expressly understood and agreed that this letter is not a contract and that this letter creates no legal rights or obligations whatsoever between the parties with the exception of Section 9. Nevertheless, it is the intent of the parties to cause a mutually acceptable agreement to be expeditiously prepared incorporating the terms and conditions set out in this Letter of Intent, together with other mutually acceptable terms and conditions customarily contained in purchase and sale agreements for properties similar to the subject property and other mutually acceptable terms and conditions which are applicable to this transaction. The parties agree that neither party shall have any rights, liability, or obligations relating to the subject matter hereof in the event that they are unable or shall fail to reach an agreement on a mutually acceptable agreement and execute that agreement.

Time is of the essence with respect to the terms of this Letter of Intent.

This Letter of Intent is subject to the approval of the board of managers of the Owner in which Owner shall obtain or notify Gen-Net of its failure to obtain within fifteen (15) business days from the date of execution of this Letter of Intent by Owner and Gen-Net.

Unless accepted by Owner, this Letter of Intent is withdrawn effective 5:00 p.m. the 10th day of November, 2003.

Please indicate your confirmation and approval of the foregoing statements of intent by countersigning a copy of the Letter of Intent and returning same to the attention of the Gen-Net Lease Income Trust, Inc.

Gen-Net Lease Income Trust,
Inc., Offeror                          Riverdale FDA LLC, Owner




/s/ Thomas D. Peschio                   /s/ Andrew J. Czekaj
----------------------------------      ----------------------------------------
Name: Thomas D. Peschio                 Name: Andrew J. Czekaj
Title: President/CEO                    Title: Manager


Dated: 11/4/03                          Dated:
                                              ----------------------------------





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                                    EXHIBIT A

                               PROJECT DESCRIPTION


               [to be provided by Owner upon its execution hereof]

                                     - A1 -